Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Kevin Flanery
(502) 636-4859
kevin.flanery@kyderby.com

CHURCHILL DOWNS INCORPORATED REPORTS 2008 RESULTS

•	2008 Net Earnings From Continuing Operations Climb 71 Percent and 2008 EBITDA Increases by 45 Percent Driven by Higher Insurance Recoveries of $16.4 Million

•	2008 Net Revenues From Continuing Operations Grow by 5 Percent

LOUISVILLE, Ky. (March 4, 2009) – Churchill Downs Incorporated (NASDAQ: CHDN) (“Company”) today reported results for the fourth quarter and year ended Dec. 31, 2008.

For the full year, net revenues from continuing operations grew to $430.6 million, a 5 percent increase from the prior-year total of $410.7 million. Net revenues from continuing operations for the fourth quarter of 2008 were $85.9 million, down 3 percent from the previous year total of $89.1 million.

Net revenues from continuing operations for the year increased as both the Company’s On-line Business and its Gaming Business experienced a full year of operations in 2008, compared to a partial year of operations in 2007. These increases were partially offset by decreased revenues at Calder Race Course (“Calder”), caused primarily by the decision of certain horsemen’s groups to withhold consent to import or export racing signals during a portion of 2008.

Net earnings from continuing operations for 2008 increased to $29.1 million, or $2.09 per diluted common share, from $17.0 million, or $1.23 per diluted common share, in 2007. For the fourth quarter of 2008, the Company’s net loss from continuing operations improved to $3.5 million, or $0.26 per diluted common share, from a net loss from continuing operations of $5.1 million, or $0.38 per diluted common share, in the same period of 2007. Total EBITDA (earnings before interest, taxes, depreciation and amortization) increased by 45 percent, or $25.1 million, from $55.2 million in 2007 to $80.2 million in 2008. Insurance recoveries increased from $0.8 million in 2007 related to damages incurred at Calder from Hurricane Wilma to $17.2 million in 2008 related to damages incurred at Fair Grounds Race Course (“Fair Grounds”) from Hurricane Katrina.

The decline in Racing Operations EBITDA, excluding insurance recoveries, of $6.9 million was driven primarily by lost pari-mutuel wagering at Calder related to the horsemen’s disputes. An increase in business at Churchill Downs racetrack from the performance of Kentucky Derby week partially offset this decline. Gaming EBITDA increased year-over-year by $7.8 million primarily due to a full year of performance of the slot operations at Fair Grounds, while On-line Business EBITDA increased year-over-year by $7.8 million as a result of a full year of performance of TwinSpires, which also benefited from additional racing content.

President and Chief Executive Officer Robert L. Evans said the Company continued to improve its financial results in 2008 and make progress on strategic initiatives designed to generate further growth. “Despite a challenging economy in 2008, we continued to

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700 Central Avenue    •    Louisville, KY 40208    •    (502) 636-4400    •    www.churchilldownsincorporated.com

Churchill Downs Incorporated Reports 2008 Results

March 4, 2009

grow revenues and manage our cost structure proactively, which led to strong full-year results for the Company,” said Evans. “Our reported EBITDA of $80.2 million for 2008, a record high for us, was favorably affected by higher insurance settlements of $16.4 million related to damages incurred from natural disasters. Excluding insurance recoveries in both years, Company EBITDA increased by 16 percent year-over-year. We repaid $24.8 million in net bank debt despite spending over $40 million on new investments like our permanent slot facility in New Orleans. We ended the year with a strong balance sheet that, we believe, positions us well for the expected tough economy in 2009 and to pursue growth opportunities.

“We saw the value of our increasingly diversified business mix in 2008, as gains in our Gaming and On-line business segments more than offset declines in our Racing Operations. TwinSpires produced $31.7 million more in additional revenue than in 2007 as a result of a full year of operations in 2008, as well as customers increasingly choosing to wager on-line. In addition, our Gaming Business, buoyed by a full year of operations and the opening of our permanent slot facility at Fair Grounds in November 2008, produced $21.5 million more in revenues in 2008 than in 2007. Average daily gross win per unit remains at $250 through the first two months of 2009. Our Gaming and On-line businesses together accounted for approximately 24 percent of our net revenues from continuing operations and 31 percent of our EBITDA in 2008.

“We continue to work through the design, planning, permitting and licensing processes for the construction of an up-to-2,000 slot machine facility at Calder. We currently plan to build a stand-alone, approximately 100,000 square-foot facility that we hope to open prior to the holidays in 2009 if all goes according to schedule. Including machine acquisition, we plan to invest approximately $85 million in this project. We will adjust and finalize our plan and timeline in light of the ongoing discussions in Tallahassee regarding a competitive tax structure for the South Florida pari-mutuels. We also continue to pursue expanded gaming in Kentucky and Illinois in an effort to remain competitive with surrounding states and with other gaming opportunities available to our customers.

“In November of 2008, the Company’s board of directors approved a new strategy for Churchill Downs Incorporated. It is our intention, building on our leadership position in Thoroughbred racing, to become the leading provider of integrated racing, gaming and entertainment, delivered at our racetracks, off-track betting facilities, casinos and other venues, as well as on-line via Twinspires.com, BRISnet.com and other Web sites. We believe the best way to maintain our leadership position in racing is to first ensure that we remain a growing, profitable and financially sound business, and second, to look for new and innovative ways to design and market racing to a broader audience. 2008 saw the introduction of several new initiatives intended to grow racing, including the launch of the industry’s first Internet protocol television network (“IPTV”) for racing, Twinspires.tv, the introduction of the first high-definition simulcast television broadcast of any racetrack in the United States, and the announcement of the return of the Breeders’ Cup World Championships to Churchill Downs in 2010 for a record seventh time.”

Evans concluded, “As another example of our ongoing commitment to racing, we announced on March 2 that we will invest an additional $1 million or more annually in a series of groundbreaking new rules, actions and policies designed to enhance the safety and welfare of every horse and jockey that will compete not only in Kentucky Derby 135 on May 2, but in each of the over 4,000 races conducted annually at CDI racetracks. We hope every racetrack in the U.S. will join us in raising the level of safety in our industry.”

A conference call regarding this news release is scheduled for Thursday, March 5, 2009, at 9 a.m. ET. Investors and other interested parties may listen to the teleconference by accessing the on-line, real-time

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700 Central Avenue    •    Louisville, KY 40208    •     (502) 636-4400    •    www.churchilldownsincorporated.com

Churchill Downs Incorporated Reports 2008 Results

March 4, 2009

webcast and broadcast of the call at www.churchilldownsincorporated.com or www.earnings.com, or by dialing (800) 591-6930 and entering the pass code 30991120 at least 10 minutes before the appointed time. The on-line replay will be available at approximately noon ET and continue for two weeks. A two-week telephonic replay will be available one hour after the call ends by dialing (888) 286-8010 and entering 21549002 when prompted for the access code. A copy of the Company’s news release announcing quarterly results and relevant financial and statistical information about the period will be accessible at www.churchilldownsincorporated.com.

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has provided a non-GAAP measurement, which presents a financial measure of earnings before interest, taxes, depreciation and amortization (“EBITDA”). Churchill Downs Incorporated uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. The Company believes the use of this measure enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. This non-GAAP measurement is not intended to replace the presentation of the Company’s financial results in accordance with GAAP. A reconciliation of EBITDA to net earnings is included in the Supplemental Information by Operating Unit table within this news release.

Churchill Downs Incorporated (“Churchill Downs”), headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. Churchill Downs’ four racetracks in Florida, Illinois, Kentucky and Louisiana host many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Arlington Million, Princess Rooney Handicap and Louisiana Derby. Churchill Downs racetracks have hosted seven Breeders’ Cup World Championships. Churchill Downs also owns off-track betting facilities and has interests in various advance-deposit wagering, television production, telecommunications and racing services companies, including a 50-percent interest in the national cable and satellite network HorseRacing TV™, that support the Company’s network of simulcasting and racing operations. Churchill Downs trades on the NASDAQ Global Select Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) and are made pursuant to the “safe harbor” provisions of the PSLRA. The reader is cautioned that such forward-looking statements reflect management’s expectations regarding future events, and are subject to risks and uncertainties that could cause actual performance or outcomes to differ materially from those expressed in such statements, including, without limitation, our results of operations, financial condition, liquidity, prospects, growth prospects and conditions in the industries in which we operate. Churchill Downs Incorporated assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Some of the forward-looking statements can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations include, without limitation: the effect of global economic conditions, including disruptions in the credit markets; the effect (including possible increases in the cost of doing business) resulting from future war and terrorist activities or political uncertainties; the overall negative economic environment, including current negative trends in consumer spending; the impact of increasing insurance costs; the impact of interest rate fluctuations; the effect of any change in our accounting policies or practices; the financial performance of our racing

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700 Central Avenue    •    Louisville, KY 40208 • (502) 636-4400    •    www.churchilldownsincorporated.com

Churchill Downs Incorporated Reports 2008 Results

March 4, 2009

operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; the impact of live racing day competition with our racetracks within or near our respective markets; costs associated with our efforts in support of alternative gaming initiatives; costs associated with customer relationship management initiatives; a substantial change in law or regulations affecting pari-mutuel and gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market and obtain the consents of horsemen’s groups to interstate simulcasting; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; our ability to execute on our permanent slot facility in Florida; market reaction to our expansion projects; the loss of our totalisator companies or their inability to provide us assurance of the reliability of their internal control processes through Statement on Auditing Standards No. 70 audits or to keep their technology current; our ability to obtain or maintain alternative gaming approvals in certain of our markets; our accountability for environmental contamination; the loss of key personnel; the impact of natural disasters on our operations, including any business disruption associated with such events; our ability to integrate businesses we acquire, including our ability to maintain revenues at historic levels and achieve anticipated cost savings; the impact of wagering and other laws affecting our business, including changes in laws or enforcement of those laws by regulatory agencies; the outcome of pending or threatened litigation, including the outcome of any counter-suits or claims arising in connection with a pending lawsuit in federal court in the Western District of Kentucky styled Churchill Downs Incorporated, et al v. Thoroughbred Horsemen’s Group, LLC, Case #08-CV-225-S; changes in our relationships with horsemen’s groups and their memberships; our ability to reach agreement with horsemen’s groups on future purse and other agreements (including, without limiting, agreements on the sharing of revenues from gaming and advance deposit wagering); the effect of claims of third parties to intellectual property rights; and the volatility of our stock price. For additional information on these and other risks and uncertainties, please see Churchill Downs Incorporated’s periodic filings with the Securities and Exchange Commission.

Shareholders and interested parties should read this discussion with the financial statements and other financial information included in this news release. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements included in Item 8 of the Company’s Annual Report on Form 10-K.

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700 Central Avenue    •    Louisville, KY 40208 • (502) 636-4400 • www.churchilldownsincorporated.com

Churchill Downs Incorporated Reports 2008 Results

March 4, 2009

CHURCHILL DOWNS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF NET EARNINGS

for the three months ended December 31, 2008 and 2007

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,
	2008	2007	% Change
Net revenues	$85,945	$89,055	(3)
Operating expenses	78,123	80,376	(3)
Selling, general and administrative expenses	13,001	15,576	(17)

Operating loss	(5,179)	(6,897)	25

Other income (expense):
Interest income	134	118	14
Interest expense	(659)	(1,271)	48
Equity in loss of unconsolidated investments	(407)	(1,101)	63
Miscellaneous, net	529	420	26

	(403)	(1,834)	78

Loss from continuing operations before benefit for income taxes	(5,582)	(8,731)	36
Income tax benefit	2,116	3,600	41

Net loss from continuing operations	(3,466)	(5,131)	32
Discontinued operations, net of income taxes:
(Loss) earnings from operations	(607)	96	U
Loss on sale of assets	—	(1,180)	NM

Net loss	$(4,073)	$(6,215)	34

Net loss per common share data:
Basic
Net loss from continuing operations	$(0.26)	$(0.38)	32
Discontinued operations	(0.04)	(0.08)	50

Net loss	$(0.30)	$(0.46)	35

Diluted
Net loss from continuing operations	$(0.26)	$(0.38)	32
Discontinued operations	(0.04)	(0.08)	50

Net loss	$(0.30)	$(0.46)	35

Weighted average shares outstanding:
Basic	13,561	13,525
Diluted	13,561	13,525

NM: Not meaningful                    U: > 100% unfavorable                    F: > 100% favorable

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700 Central Avenue • Louisville, KY 40208 • (502) 636-4400 • www.churchilldownsincorporated.com

Churchill Downs Incorporated Reports 2008 Results

March 4, 2009

CHURCHILL DOWNS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF NET EARNINGS

for the years ended December 31, 2008 and 2007

(Unaudited)

(In thousands, except per share data)

	Year Ended December 31,
	2008	2007	% Change
Net revenues	$430,566	$410,735	5
Operating expenses	344,278	326,404	5
Selling, general and administrative expenses	50,709	51,479	(1)
Insurance recoveries, net of losses	(17,200)	(784)	F

Operating income	52,779	33,636	57

Other income (expense):
Interest income	612	946	(35)
Interest expense	(2,198)	(3,525)	38
Equity in loss of unconsolidated investments	(3,047)	(3,372)	10
Miscellaneous, net	1,654	1,659	—

	(2,979)	(4,292)	31

Earnings from continuing operations before provision for income taxes	49,800	29,344	70
Provision for income taxes	(20,652)	(12,306)	(68)

Net earnings from continuing operations	29,148	17,038	71
Discontinued operations, net of income taxes:
(Loss) earnings from operations	(599)	55	U
Loss on sale of assets	—	(1,362)	NM

Net earnings	$28,549	$15,731	81

Net earnings per common share data:
Basic
Net earnings from continuing operations	$2.10	$1.24	69
Discontinued operations	(0.04)	(0.09)	56

Net earnings	$2.06	$1.15	79

Diluted
Net earnings from continuing operations	$2.09	$1.23	70
Discontinued operations	(0.04)	(0.09)	56

Net earnings	$2.05	$1.14	80

Weighted average shares outstanding:
Basic	13,541	13,458
Diluted	14,017	13,972

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700 Central Avenue • Louisville, KY 40208 • (502) 636-4400 • www.churchilldownsincorporated.com

Churchill Downs Incorporated Reports 2008 Results

March 4, 2009

CHURCHILL DOWNS INCORPORATED

SUPPLEMENTAL INFORMATION BY OPERATING UNIT

for the three months ended December 31, 2008 and 2007

(Unaudited)

(In thousands)

	Three Months Ended December 31,
	2008	2007	% Change
Net revenues from external customers:
Churchill Downs	$16,283	$14,893	9
Arlington Park	6,478	7,775	(17)
Calder	23,780	31,725	(25)
Fair Grounds	12,978	13,611	(5)

Total Racing Operations	59,519	68,004	(12)
On-line Business	11,163	10,055	11
Gaming	14,853	9,924	50
Other Investments	374	374	—
Corporate	36	698	(95)

Net revenues	$85,945	$89,055	(3)

Intercompany net revenues:
Churchill Downs	$362	$871	(58)
Arlington Park	196	132	48
Calder	395	625	(37)
Fair Grounds	309	472	(35)

Total Racing Operations	1,262	2,100	(40)
Other Investments	681	620	10
Eliminations	(1,943)	(2,720)	29

Net revenues	$—	$—	—

Segment EBITDA and net loss:
Racing Operations	$(4,041)	$(4,000)	(1)
On-line Business	1,880	(36)	F
Gaming	5,090	3,627	40
Other Investments	574	299	92
Corporate	(1,159)	(942)	(23)

Total EBITDA from continuing operations	2,344	(1,052)	F
Depreciation and amortization	(7,401)	(6,525)	(13)
Interest income (expense), net	(525)	(1,154)	55
Income tax benefit	2,116	3,600	41

Net loss from continuing operations	(3,466)	(5,131)	32
Discontinued operations, net of income taxes	(607)	(1,084)	44

Net loss	$(4,073)	$(6,215)	34

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700 Central Avenue • Louisville, KY 40208 • (502) 636-4400 • www.churchilldownsincorporated.com

Churchill Downs Incorporated Reports 2008 Results

March 4, 2009

CHURCHILL DOWNS INCORPORATED

SUPPLEMENTAL INFORMATION BY OPERATING UNIT

for the years ended December 31, 2008 and 2007

(Unaudited)

(In thousands)

	Year Ended December 31,
	2008	2007	% Change
Net revenues from external customers:
Churchill Downs	$118,033	$117,011	1
Arlington Park	83,928	87,827	(4)
Calder	69,698	92,604	(25)
Fair Grounds	52,277	57,664	(9)

Total Racing Operations	323,936	355,106	(9)
On-line Business	53,959	22,274	F
Gaming	50,648	29,198	73
Other Investments	1,464	1,780	(18)
Corporate	559	2,329	(76)

Net revenues from continuing operations	430,566	410,687	5
Discontinued operations	—	7,837	NM

Net revenues	$430,566	$418,524	3

Intercompany net revenues:
Churchill Downs	$1,985	$2,912	(32)
Arlington Park	1,840	939	96
Calder	988	1,108	(11)
Fair Grounds	1,242	710	75

Total Racing Operations	6,055	5,669	7
Other Investments	1,951	1,626	20
Eliminations	(8,006)	(7,247)	(10)

Net revenues from continuing operations	—	48	NM
Discontinued operations	—	(48)	NM

	$—	$—	—

Segment EBITDA and net earnings:
Racing Operations	$57,107	$47,578	20
On-line Business	6,306	(1,505)	F
Gaming	18,918	11,160	70
Other Investments	1,647	504	F
Corporate	(3,745)	(2,586)	(45)

Total EBITDA from continuing operations	80,233	55,151	45
Eliminations	—	56	NM
Depreciation and amortization	(28,847)	(23,284)	(24)
Interest income (expense), net	(1,586)	(2,579)	39
Provision for income taxes	(20,652)	(12,306)	(68)

Net earnings from continuing operations	29,148	17,038	71
Discontinued operations, net of income taxes	(599)	(1,307)	54

Net earnings	$28,549	$15,731	81

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700 Central Avenue • Louisville, KY 40208 • (502) 636-4400 • www.churchilldownsincorporated.com

Churchill Downs Incorporated Reports 2008 Results

March 4, 2009

CHURCHILL DOWNS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$12,658	$15,345
Restricted cash	13,738	12,018
Accounts receivable, net	40,909	46,335
Deferred income taxes	5,900	6,497
Income taxes receivable	16,895	13,414
Other current assets	10,362	9,673

Total current assets	100,462	103,282

Property and equipment, net	375,418	361,653
Goodwill	115,349	108,349
Other intangible assets, net	32,939	35,420
Other assets	13,499	16,112

Total assets	$637,667	$624,816

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,745	$32,452
Purses payable	11,301	12,816
Accrued expenses	43,386	43,788
Dividends payable	6,767	6,750
Deferred revenue	28,178	25,455

Total current liabilities	130,377	121,261

Long-term debt	43,140	67,989
Convertible note payable, related party	14,234	13,814
Other liabilities	18,223	20,452
Deferred revenue	18,296	19,680
Deferred income taxes	19,506	14,062

Total liabilities	243,776	257,258

Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 250 shares authorized; no shares issued	—	—
Common stock, no par value; 50,000 shares authorized; 13,689 shares and 13,672 shares issued at December 31, 2008 and 2007, respectively	142,327	137,761
Retained earnings	251,564	229,797

Total shareholders’ equity	393,891	367,558

Total liabilities and shareholders’ equity	$637,667	$624,816

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700 Central Avenue • Louisville, KY 40208 • (502) 636-4400 • www.churchilldownsincorporated.com